EXHIBIT 21

MGIC INVESTMENT CORPORATION
DIRECT AND INDIRECT SUBSIDIARIES AND JOINT VENTURES(1)

1.	MGIC Assurance Corporation
2.	MGIC Australia Pty Limited(2)
3.	MGIC Capital Funding B.V.(3)
4.	MGIC Credit Assurance Corporation
5.	MGIC Indemnity Corporation
6.	MGIC Insurance Services Corporation
7.	MGIC International Investment B.V.(3)
8.	MGIC Investor Services Corporation
9.	MGIC Mortgage and Consumer Asset I, LLC(4)
10.	MGIC Mortgage and Consumer Asset II, LLC(4)
11.	MGIC Mortgage Marketing Corporation
12.	MGIC Mortgage Reinsurance Corporation
13.	MGIC Mortgage Securities Corporation
14.	MGIC Reinsurance Corporation
15.	MGIC Reinsurance Corporation of Vermont(5)
16.	MGIC Reinsurance Corporation of Wisconsin
17.	MGIC Residential Reinsurance Corporation
18.	MGIC Structured Transactions Group LLC
19.	MGICA Pty Limited(2)
20.	Mortgage Guaranty Insurance Corporation
21.	eMagic.com LLC
22.	Myers Internet, Inc.(4)
23.	Credit-Based Asset Servicing and Securitization LLC(6)
24.	Sherman Financial Group LLC(6)

The names of certain entities that would not in the aggregate be a significant subsidiary are omitted.

(1) Except as otherwise noted in a footnote, all companies listed are 100% directly or indirectly owned by the registrant and all are incorporated in Wisconsin.

(2) Organized under Australian law.

(3) Organized under Dutch law.

(4) Organized under Delaware law.

(5) Organized under Vermont law.

(6) Less than 50% owned and organized under Delaware law.